Exhibit 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA AND PHARMACOPEIA DRUG DISCOVERY ANNOUNCE
MARCH 2004 QUARTER FINANCIAL RESULTS

Operating cash flow improved in spite of lower revenues

San Diego, California, May 4, 2004 – Pharmacopeia, Inc. (Nasdaq:ACCL) and Pharmacopeia Drug Discovery, Inc. (Nasdaq:PCOP) today announced consolidated results for the quarter ended March 31, 2004. Both companies reported lower revenues in the March 2004 quarter when compared to the same period in 2003, however, consolidated cash flow from operations improved to $10.6 million in the March 2004 quarter compared to $7.2 million generated in the March 2003 quarter. During the current quarter the Company generated an increase in cash and marketable securities of $7.6 million resulting in a balance of $141.6 million at March 31, 2004.

Revenues at Pharmacopeia Drug Discovery (PDD) were $5.4 million for the three months ended March 31, 2004 compared to $7.5 million for the quarter ended March 31, 2003. Lower milestone revenues, which are typically lumpy, and lower lead optimization revenues were realized in the current period as compared to 2003.

At Pharmacopeia, Accelrys software revenues were $11.1 in the March 2004 quarter compared to $17.2 in the three months ended March 31, 2003. Orders were lower in the quarter and the introduction of our new license offering at January 1, 2004, which requires subscription accounting, also contributed to the decrease. In addition, during 2003, Accelrys discontinued unprofitable one-off consulting projects and closed out consortia.

Consolidated Sales, General and Administration expenses included about $900 thousand of costs   associated with the consolidation of lab facilities at PDD in Princeton in the March 2004 quarter.

Restructuring and other charges of $11.1 million were also recorded in the March 2004 quarter. Included in these charges were a lease write-off at PDD, deferred compensation charges and severance costs.  In addition $2.3 million of attorney, auditing and other fees related to the spin-off of PDD, which was successfully completed on April 30, 2004, were reported in the quarter as spin-off transaction costs.

A consolidated net operating loss of ($26.8) million or ($1.11) per share was reported for the March 2004 quarter, which included $900 thousand of relocation costs, $11.1 million of restructuring and other charges and the $2.3 million of spin-off transaction costs referred to above. In the 2003 March quarter, a net loss of ($5.5) million or ($.23) per share was reported.

John Hanlon, CFO of Pharmacopeia commented, “At Accelrys, lower revenues in the quarter were attributed to a combination of effects related to lower orders, the change in accounting required by our new license offering, the discontinuation of un-profitable one-off consulting work in 2003 and the conclusion of consortia in 2003. As we have said in the past, the results of the March quarter have never been a leading indicator of future performance at Accelrys. On a positive note, we are pleased that our consolidated operating cash flow was about $3.3 million higher in the quarter when compared to the same period in 2003 and that the total of cash and investments increased to over $141 million in the quarter. We are also pleased to have booked a substantial, multi-year agreement at Accelrys with Astra-Zeneca during the quarter”, added Hanlon.

With regard to guidance Hanlon continued, “We expect to book a modest increase in orders in fiscal 2005 compared to the twelve months ended March 31, 2004, which was fiscal 2004. Due to the requirement to account for our new license on a subscription basis and subject to our customers’ adoption of the new license, we expect reported revenues to be substantially lower in fiscal 2005 compared to fiscal 2004. Deferred revenues are expected to increase proportionally when comparing the balance at March 31, 2005 to the balance at March 31, 2004. Operating cash flow is expected to increase in fiscal 2005 over fiscal 2004.

Further details regarding Pharmacopeia’s March, 2004 quarter will be presented in a conference call today. Mark Emkjer, President and CEO of Accelrys will host the call.  Forward looking and material information may be discussed on this conference call.

Date: Tuesday, May 4, 2004
Time: 9:00 a.m. EDT
Domestic Callers:	(800) 360-9865
International Callers:	(973) 317-1168

Webcast information can be accessed by visiting www.accelrys.com

A replay of the conference call, which can be accessed by dialing toll-free (800) 428-6051, and outside the U.S. by dialing (973) 709-2089, will be available for 2 weeks.  The access code for the replay is 354072.

Accelrys (www.accelrys.com) is a leader in enabling science and technology that accelerates and improves the drug discovery and chemical development processes.  Accelrys develops and commercializes molecular modeling and simulation software for the life sciences and materials research markets, cheminformatics and decision support systems, and bioinformatics tools including gene sequence analysis.  Accelrys is headquartered in San Diego, California.

PDD (www.pharmacopeia.com) is a chemistry-based collaborative drug discovery company, focused on the creation of new small molecule therapeutics. Using proprietary technologies and processes, PDD’s experienced scientists identify and optimize novel drug candidates through research collaborations with major pharmaceutical and biological companies and through its own internally-funded drug discovery programs.  PDD is headquartered in Princeton, New Jersey.

Contact:

John J. Hanlon

Chief Financial Officer

(858) 799-5000

jhanlon@pharmacop.com

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When used anywhere in this document, the words “expects”, “believes”, “anticipates”, “estimates” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia.  Pharmacopeia has based these forward-looking statements on its current expectations about future events.  Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Pharmacopeia’s strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its most recent report on Form 10-K and subsequent reports on Form 10-Q.  All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings.  These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document.  These forward-looking statements speak only as of the date of this document.  Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Tables Follow

PHARMACOPEIA, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
Statements of Operations

	For the Quarters Ended March 31,
	2004	2003
Revenue:
Software license, service and other	$11,135	$17,219
Drug discovery services	5,369	7,521
Total revenue	16,504	24,740

Cost of revenue:
Software license, service and other	4,107	5,169
Drug discovery services	5,550	5,776
Total cost of revenue	9,657	10,945
Gross margin	6,847	13,795
Operating costs and expenses:
Research and development	5,654	5,733
Sales, general and administrative	15,288	14,658
Restructuring and other charges	11,147	(384)
Total operating costs and expenses	32,089	20,007
Operating loss	(25,242)	(6,212)
Spin-off transaction costs	(2,321)	—
Interest and other income, net	924	1,136

Loss before tax provision	(26,639)	(5,076)
Provision for income taxes	131	377
Net loss	$(26,770)	$(5,453)

Net loss per share
Basic and diluted	$(1.11)	$(0.23)

Weighted average shares of common stock outstanding
Basic and diluted	24,090	23,617

PHARMACOPEIA, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
Balance Sheets

	March 31, 2004	December 31, 2003

Cash, cash equivalents and marketable securities	$141,629	$134,055
Trade receivables, net	11,358	42,082
Other assets, net	67,491	63,530
Total assets	$220,478	$239,667

Current liabilities	$51,805	$51,684
Long-term liabilities and reserves	8,422	5,249
Total stockholders’ equity	160,251	182,734
Total liabilities and stockholders’ equity	$220,478	$239,667